EXHIBIT 99.1

ARBINET APPOINTS JACK WYNNE CHIEF FINANCIAL OFFICER

New Brunswick, NJ, October 18, 2006 – Arbinet-thexchange, Inc. (NasdaqGM: ARBX), the leading provider of solutions to simplify the exchange of digital communications, today announced the appointment of John “Jack” Wynne, Jr. as Chief Financial Officer, effective immediately.

In addition to serving as Arbinet’s Vice President of Finance since July 2006, Mr. Wynne has over 20 years of financial and accounting experience with particular expertise in restructuring and cost reduction, operations analysis, mergers and acquisitions, SEC reporting and Sarbanes-Oxley compliance.

Curt Hockemeier, Arbinet’s President and Chief Executive Officer, said, “Since joining Arbinet as our Vice President of Finance, Jack has demonstrated strong financial and operational skills that have proven his value to our company. The Board and I are confident that he will continue to be an important contributor to Arbinet’s success as we focus on exceeding our customers’ expectations and creating value for our shareholders.”

Mr. Wynne has held a number of senior financial positions with both domestic and international and public and private companies. As a Partner at the New York practice of Tatum, LLC, the largest and fastest-growing executive services and consulting firm in the United States, Mr. Wynne helped numerous companies in transition to accelerate their business success and create value for stakeholders. Prior to joining Tatum, Mr. Wynne served as Chief Executive Officer and Chief Financial Officer of The PromptCare Companies, Inc. In this role, Mr. Wynne led the marketing efforts to raise private equity capital and bank financing to fund PromptCare’s management buy-out from its corporate parent. Earlier, as Vice President and Chief Financial Officer of Allied International Healthcare, Inc., Mr. Wynne directed the sale and wind-down activities of non-strategic operating units, generating cash proceeds for re-investment in the company’s core healthcare staffing business. Through strategic acquisitions and organic growth, he also grew the company’s operations in the United Kingdom into the country’s second largest healthcare staffing concern.

Mr. Wynne has over 12 years of experience with Coopers & Lybrand LLP, the predecessor to PricewaterhouseCoopers, where he was a senior audit manager. While at Coopers & Lybrand, Mr. Wynne provided accounting, auditing and professional services to both public and private companies in consumer products, manufacturing and distribution, and engineering services. Mr. Wynne holds a B.S. in Accounting from the University of Connecticut and is a Certified Public Accountant.

About Arbinet

Arbinet solutions simplify the exchange of digital communications in a converging world. These include exchanges, a transaction management platform and managed services, which streamline performance and improve profitability for Members.

Arbinet’s 600+ voice and data Members, including the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2005. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

Contact:

Terry Wingfield, Jr.

732-509-9240